SETTLEMENT AGREEMENT
                          AND MUTUAL RELEASE OF CLAIMS

         This SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS is made and entered into as of the 1st day of April 1999, by and between WORLD ACCEPTANCE CORPORATION, a South Carolina corporation with its principal place of business in Greenville, South Carolina, ("the Company"), and R. HAROLD OWENS ("Employee").


                              STATEMENT OF PURPOSE

         Employee has served as an officer, director and employee of the Company. Effective April 1, 1999, Employee has ended his employment with the Company. In order to resolve any and all claims between the parties hereto, and for the good and valuable consideration otherwise set forth herein, the parties have entered into this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Employee hereby agree as follows:

         1. Date of Termination. Employee's employment with the Company and/or the Company's subsidiaries is hereby ended as of April 1, 1999. Employee hereby tenders Employee's resignation from any and all positions, including as a director, now held with the Company and/or its subsidiaries, all such resignations to be effective as of April 1, 1999.

         2. Separation Payments and Other Benefits. (a) SALARY CONTINUATION. Subject to Employee's full compliance with the terms of this Agreement, including the conditions set forth below, the Company shall continue to pay the current base salary of Employee ($189,414 per year) from the date of termination set forth in paragraph 1 above through April 30, 2000. All separation payments set forth herein shall be payable at a time and in accord with the regular payroll practices of the Company with respect to its executive officers. All such amounts shall be subject to and reduced by any applicable federal and state withholding taxes.

                  (b) COMPANY CAR. Subject to Employee not then being in material breach of any provision set forth in this Agreement, the Company - no later than ten (10) business days following the complete execution of this Agreement -- shall assign to Employee the title to the Company automobile that he is currently driving (1997 Lincoln Continental), free and clear of any liens or encumbrances.

                  (c) STOCK OPTIONS. Subject to Employee not then being in material breach of any provision set forth in this Agreement, the Company shall take all necessary steps to grant to Employee options to purchase 50,000 shares of the Company's common stock pursuant to the Company's 1994 Stock Option Plan. The exercise price for each option shall be the fair market value of a share on the date of grant. Such options shall be granted to Employee within 10 (ten) business days following complete execution hereof. All stock options which have been granted to Employee prior to April 1, 1999, together with the options to be granted to Employee pursuant to this subparagraph, shall be deemed fully vested and exercisable as of April 1, 1999. Employee shall be entitled to exercise all such options, according to the terms thereof, at any time prior to June 26, 2001.

                  (d) ANNUAL INCENTIVE AWARD. Subject to Employee not then being in material breach of any provision set forth in this Agreement, Employee shall be entitled to the full amount of the award payable to him pursuant to the terms of the Executive Incentive Plan of the Company for the fiscal year ended March 31, 1999. This amount (estimated by Employee to be $205,000) will be paid to Employee simultaneous with payments made under the Executive Incentive Plan to other executives of the Company, and shall be reduced by any applicable withholding taxes.

         3. Benefit Plans and Fringe Benefits. From and after the employment termination date set forth in paragraph 1 above, and through and including April 30, 2000, Employee shall be entitled to receive medical, dental, disability and life insurance benefits on the same terms as provided to other executive officers of the Company. Provided, however, that the provision of dental, disability and life insurance benefits to Employee shall be subject to underwriter approval of the insurers associated with such plans, and the Company shall exercise its best efforts to obtain underwriter approval on Employee's behalf. Employee agrees to cooperate in any reasonable underwriting requirements, including providing any documentation requested by the insurer as a part of such underwriting process. If such underwriter approval is not forthcoming with respect to any such plan participation, the Company shall either, at its option, (i) provide for comparable coverage at the Company's expense or (ii) pay to Employee a sum, less any applicable withholding taxes, which is equivalent to the amount the Company would have otherwise had to pay with respect to Employee's participation in such group plan from the date of termination set forth in paragraph 1 above through April 30, 2000. Any dispute concerning such payment or provision of benefits hereunder shall be settled by final, conclusive and binding arbitration before and according to the rules then prevailing of the American Arbitration Association in Greenville County, South Carolina. Provided further, that all benefits hereunder shall cease and Employee shall be furnished notice of continuation coverage under COBRA as of April 30, 2000. Except for the foregoing, and after April 30, 2000, Employee shall not have the right to participate in or receive any benefit under any employee benefit plan of the Company, any fringe benefit plan of the Company, or any other plan, policy or arrangement of the Company providing benefits or perquisites to employees of the Company generally or individually. Provided, however, that Employee shall be entitled to elect the payment of benefits to which Employee is entitled under any employee pension benefit plan of the Company as provided under the terms of any such plan.

         4. Vacation Pay. Upon the first regularly scheduled payday following the execution hereof, the Company shall pay to Employee four (4) days of vacation pay, which Employee and the Company agree constitutes all such accrued and unused vacation pay.

         5. Return of Company Property. All records, files, lists, including computer-generated lists, drawings, notes, notebooks, letters, handbooks, blueprints, manuals, sketches, specifications, formulas, financial documents, sales and business plans, customer lists, lists of customer contacts, pricing information, computers, software, cellular phones, credit cards, keys, equipment and similar items relating to the Company's business, together with any other property of the

Company or property which the Employee received in the course of Employee's employment with the Company, shall be returned to the Company immediately. Employee further represents that Employee will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company.

         6. Confidentiality and Nondisparagement. (a) Employee agrees not to make any statement, written or oral (including but not limited to any media source or to any other party) regarding any of the following subjects: (i) the investigation by the special committee of the Board of Directors of the Company into allegations concerning Employee, including without limitation the subject matter thereof; (ii) any of the circumstances leading up to or surrounding Employee's departure from the Company; (iii) any allegations made by Employee or others concerning alleged improprieties or conduct of other employees, officers or directors of the Company or (iv) the terms of this Agreement. The Company agrees to instruct and take all reasonable and necessary steps to prevent any officer or director of the Company from making any statement, written or oral (including but not limited to any media source or to any third party) regarding any of the following subjects: (a) the investigation by the special committee of the Board of Directors of the Company into allegations concerning Employee, including without limitation the subject matter thereof; (b) any of the circumstances leading up to or surrounding Employee's departure from the Company; (c) any allegations concerning any alleged improprieties of Employee or
(d) the terms of this Agreement. Provided, however, it shall not constitute a breach of this subparagraph for Employee to disclose the terms of this Agreement to Employee's spouse, legal counsel, tax accountant, medical provider or licensed counselor, provided Employee obtains the agreement of such person to keep the terms hereof confidential. Provided further that neither party hereto shall violate this subparagraph if otherwise required to disclose the terms of this Agreement by law, including without limitation by any provision of or regulation under the Securities Exchange Act of 1934.

                  (b) Furthermore, Employee, for the good and valuable consideration furnished herein, agrees not to disparage, bring into disrepute or make any negative statement concerning the Company or any of its employees, officers or directors or make any other statement that would disrupt, impair or affect adversely the reputation, business interests, or profitability of the Company, or its employees, officers or directors, or place the Company or such individuals in any negative light. The Company, for the good and valuable consideration furnished by Employee herein, agrees to instruct and take all reasonable and necessary steps to prevent any officer or director of the Company or any employee of the Company with material involvement or knowledge concerning the investigation by the Special Committee of the Board of Directors from disparaging, bringing into disrepute or making any negative statement concerning Employee to or in the presence or hearing of any third party or from making any other statement in the presence or hearing of any third party that would disrupt, impair or affect adversely the reputation of Employee, or place Employee in any negative light. Any breach of this paragraph by the parties shall constitute a material breach of this Agreement, and shall entitle such nonbreaching party to any and all remedies provided by law for the material breach of contract, including such remedies, if otherwise available by law, which permit such party to suspend any performance hereunder otherwise owed to the other party hereto. Provided, however, that notwithstanding the provisions hereof, it shall not constitute a breach of this Agreement for either party hereto to testify truthfully about any subject when compelled to do so by properly issued legal process. The parties hereto agree that the Company shall issue a press release concerning Employee's departure in the form attached hereto as Exhibit A and further agree that it shall not constitute a breach or violation of this Agreement for any party to state that Employee's departure from the Company was due to philosophical or personality differences, or words substantially to that effect.

         7. Admissions. Employee acknowledges that the payment by the Company of the benefits described herein shall never for any purpose be considered an admission of liability on the part of the Company, by whom liability is expressly denied, and no past or present wrongdoing on the part of the Company shall be implied by such payment. Similarly, no admission of past or present wrongdoing on the part of Employee shall be implied by virtue of his resignation from the Company.

         8. Release. (a) As consideration for the payments to be made by the Company to Employee pursuant to paragraph 2 hereof, Employee agrees for Employee and for Employee's heirs, executors, administrators and assigns, to release and forever discharge the Company and all of its parent and subsidiary corporations, together with each of their respective agents, officers, employees, directors and attorneys, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which Employee ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Settlement Agreement and Mutual Release of Claims, including without limitation: (i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to Employee's employment or changes in Employee's employment relationship with the Company, including Employee's separation, termination or resignation therefrom; (ii) all claims and rights for additional compensation or benefits of whatever nature;
(iii) any claim for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (iv) all claims and rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination; and (v) all claims under Employee's Employment Agreement with the Company. Provided, however, this Release shall not (i) include any claims relating to the obligations of the Company, its officers, directors, employees or agents under this Agreement, (ii) operate to release Employee's ownership of any common stock of the Company, or
(iii) affect Employee's vested and accrued rights as a participant in the Company's 401(k) plan. Provided, however, that in the event any legal action is commenced hereafter against Employee by any individual released by Employee herein, and provided that such legal action arises out of facts or circumstances prior to the date hereof, the release by Employee in favor of such individual (and only such individual) shall be null and void.

                  (b) As consideration for the releases and other obligations of Employee set forth herein, the Company, for itself and all of its parent and subsidiary corporations, and for all of their respective officers, directors and employees in their official or representative capacities, agrees to release and forever discharge from and waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which the Company, or any of its parent or subsidiary corporations ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Settlement Agreement and Mutual Release of Claims, including without limitation:
(i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to Employee's employment or changes in Employee's employment relationship with the Company, including Employee's separation, termination or resignation therefrom, (ii) all claims and rights for additional compensation or benefits of whatever nature; (iii) any claim for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, assault, battery, sexual, racial or other unlawful harassment, wage or benefit claim, prima facie tort, defamation, libel, slander, or any other tort, whether intentional or negligent; (iv) all claims and rights under any federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination; and (v) all claims under Employee's Employment Agreement with the Company. Provided, however, this Release shall not include any claims relating to the obligations of Employee under this Agreement or release Employee in the event of Employee's theft or defalcation of any Company funds or property.

         9. Disclosure of Confidential Information. For a period of two (2) years from the date of this Agreement, Employee shall not disclose to anyone any confidential or proprietary information of the Company. For purposes of this paragraph, "confidential and proprietary information" shall mean information not generally known to the public that was created by, disclosed or made available to Employee in the course of Employee's employment by the Company, and shall include, but not be limited to all nonpublic information concerning the affairs, business, clients, customers and other relationships of the Company, as well as all confidential and proprietary financial and marketing information of the Company, including without limitation sales methods, information concerning principals or customers, advertising methods, financial affairs or methods of procurement, marketing and business plans, strategies, projections, business opportunities, client lists, sales and cost information and financial results and performance.

         10. Governing Law and Forum Selection. Employee and the Company agree that any claim against the Employee or Company or any of its affiliates or their employees, officers or directors ("the Company Parties") arising out of or relating in any way to this Agreement or to Employee's employment with the Company shall be brought exclusively in the Circuit Court of Greenville County, South Carolina, or the United States District Court for the District of South Carolina, and in no other forum. Employee and the Company hereby irrevocably consent to the personal and subject matter jurisdiction of these courts for the purpose of adjudicating any claims subject to this forum selection clause. Employee and the Company also agree that any dispute of any kind arising out of or relating to this Agreement or to Employee's employment (including without limitation any claim released herein by Employee) shall at either the Employee's or the Company Parties' sole election or demand be submitted to final, conclusive and binding arbitration before and according to the rules then prevailing of the American Arbitration Association in Greenville County, South Carolina, which election or demand may be made at any time prior to the last day to answer and/or respond to a summons and/or complaint or counterclaim made by Employee or the Company. The results of any such arbitration proceeding shall be final and binding both upon the Company Parties and upon Employee, and shall be subject to judicial confirmation as provided by the Federal Arbitration Act, which is incorporated herein by reference. Provided, however, that nothing in this paragraph 10 shall preclude either party, if otherwise entitled by law, from obtaining preliminary or emergency injunctive relief in the Circuit Court of Greenville County or the United States District Court for the District of South Carolina to restrain any violation of the provisions of paragraphs 6, 9 or 14 hereof.

         11. Entire Agreement. This Agreement contains the entire agreement between the Company and Employee and supersedes all prior agreements relating to the subject matter hereof, and may be changed only by a writing signed by the parties hereto. Any and all prior representations, statements and discussions regarding the subject matter of this Agreement have been merged into and/or replaced by the terms of this Agreement.

         12. Return of Employee's Property. Employee's property presently in the possession of the Company, whether at Employee's office or otherwise, shall be promptly returned to him and facilitated by Employee's secretary.

         13. Severability. If any of the provisions set forth in this Agreement be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Provided, however, that this provision shall not affect in any way the obligations of Employee set forth in paragraph 12 above, or affect Employee's ability to ratify any provision of this Agreement.

         14. Noncompetition. From the date hereof, through and including April 30, 2000 (such period not to include any period(s) of violation of period(s) of time required for litigation to enforce the covenants of this paragraph), Employee shall not:

                  (a) Become employed by (as an officer, director, employee, consultant, principal or otherwise), or otherwise become commercially interested in or affiliated with (whether through direct, indirect, actual or beneficial ownership or through a financial interest), a COMPETITOR, unless Employee accepts employment with a COMPETITOR in an area of the COMPETITOR'S business which does not compete in any significant way with the Company. For purposes of this Agreement, a COMPETITOR shall be defined as any person or entity operating in the small-loan consumer finance industry (I.E., lenders who generally make loans of less than $1,000 with maturities of fifteen months or less).

                  (b) Solicit or attempt to solicit, for competitive purposes, the business of any of the Company's clients or customers, or solicit or attempt to solicit, for competitive purposes, the business of any of the Company's prospective customers or clients, or otherwise induce such customers or clients or prospective customers or clients to reduce, terminate, or restrict or alter their business relationships with the Company in any fashion.

                  (c) In recognition of the broad geographic scope of the Company's business and of the ease of competing with the Company's business in any part of the

         United States, the restrictions on competition set forth in items (a) and (b) above are intended to cover the following geographic areas: (i) each and every county and each and every state in which the Company or any of its affiliates has an office or place of business; (ii) each and every county and each and every state in which the Company or any of its affiliates has any customers; (iii) each and every county and each and every state in which the Company or any of its affiliates participates in or is licensed to engage in any small loan consumer finance business; (iv) the states of South Carolina, Georgia, Texas, Oklahoma, Louisiana, Tennessee, Illinois, Missouri and New Mexico.

                  (d) In addition, from the date hereof until March 31, 2001, Employee shall not induce or attempt to induce any employee of the Company to leave the Company for the purpose of engaging in any business operation, including without limitation any business operation that is substantially competitive with the Company's current business.

         15. Voluntary Agreement. Employee hereby represents that Employee has carefully read and completely understands the provisions of this Agreement and that Employee has entered into this Agreement voluntarily and without any coercion whatsoever, and in order to receive benefits the Company contends are not otherwise owed to Employee by the Company. Employee represents that he has been advised of his right to secure counsel to assist in his reviewing this Agreement, that he has had sufficient time to review carefully each of the provisions hereto with his counsel, and that his execution hereof is the product of his own free will and volition. The Company hereby represents that it has entered into this Agreement voluntarily and that due corporate authority has been obtained for entry into this Agreement.

         16. Assistance and Cooperation. Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company's counsel, Employee's assistance or cooperation is needed. Employee shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company's request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall attempt to accommodate Employee's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses and loss of income incurred in connection with such matters. In addition, during the time he is receiving the payments set forth in paragraph 2 herein, Employee agrees to cooperate fully with the Company on all matters relating to his employment and the conduct of the Company's business. This obligation to cooperate, however, shall not be considered to prohibit or restrict other employment by the Employee, except as is set forth in paragraph 14 herein.

         17. Waiver, Dependent Conditions and Fees. Any waiver or consent from the Company or Employee with respect to any term or provision of this Agreement or any other aspect of Employee's or the Company's conduct shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company or Employee at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of Employee's or the Company's conduct shall not affect the Company's or Employee's right at a later time to enforce any such term or provision. In addition thereto, the failure of Employee or the Company to perform or satisfy any material obligation set forth herein shall give the Company or Employee, if otherwise allowed by law, the right to suspend any obligation otherwise owed to the other party hereto. In the event the Company or Employee prevails in any legal action to enforce its or his rights hereunder, the Company or Employees, as the case may be, shall be entitled to recover its or his reasonable attorney's fees and expenses from the other, nonprevailing party.

         18. Indemnification. The Company agrees to indemnify Employee for acts and omissions preceding the date hereof to the full extent permitted under the Articles of Incorporation and Bylaws of the Company. The Company further agrees to obtain for Employee, with respect to acts and omissions preceding the date hereof, directors' and officers' liability insurance with the same limits as pertain to the Company's other officers and directors.

             IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.



                                  WORLD ACCEPTANCE CORPORATION



                                  By:  /s/ Ken R. Bramlett, Jr.
                                       ------------------------

                                  Position:  Director
                                             -----------------




                                  /s/ R. Harold Owens
                                  ------------------------
                                  R. Harold Owens

WITNESS:


/s/ Patricia K. Owens
----------------------

                                    EXHIBIT A

FOR IMMEDIATE RELEASE
                         Contact:          A. Alexander McLean, III
                                           Executive  Vice President and Chief
                                           Financial Officer
                                           (864) 298-9800


              WORLD ACCEPTANCE CORPORATION ANNOUNCES RESIGNATION OF
                            CHIEF OPERATING OFFICER

GREENVILLE, S.C., April 4, 1999 -- World Acceptance Corporation (Nasdaq:WRLD) announced today that R. Harold Owens, World's President and Chief Operating Officer, has resigned from the Company to pursue other business interests.

Charles D. Walters, Chairman and CEO, commented on Mr. Owens departure. "We thank Harold for his years of service to the company," said Walters. "He made many positive contributions to our company, and we all wish him well in his new endeavors."

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 383 offices in nine states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.


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